Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-113688) pertaining to the CARBO Ceramics Inc. Savings and Profit Sharing Plan, of our report dated June 22, 2017, with respect to the financial statements and supplemental schedule of the Plan, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Postlethwaite & Netterville, APAC